Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Oak Street Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$9,987,679,933.62(1)(2)	0.0001102	$1,100,642.33(3)
Fees Previously Paid	$ 0		$ 0
Total Transaction Valuation	$9,987,679,933.62
Total Fees Due for Filing			$1,100,642.33
Total Fees Previously Paid			$ 0
Total Fee Offsets			$ 0
Net Fee Due			$1,100,642.33

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of Oak Street Health, Inc. (“Oak Street Health”) to which this transaction applies is estimated, as of March 3, 2023, to be 266,074,016, which consists of (A) 244,008,928 outstanding shares of common stock, $0.001 par value per share, of Oak Street Health (“Oak Street Health common stock”), which includes 5,393,257 shares of Oak Street Health common stock subject to outstanding awards of restricted stock; (B) Options (as defined herein) to acquire 14,747,218 shares of Oak Street Health common stock entitled to receive the consideration of $17.73 (the difference between $39.00 and the weighted average exercise price of $21.27 per share) in connection with the transaction; (C) performance-based Options (based on maximum level achievement) to acquire 4,338,234 shares of Oak Street Health common stock entitled to receive the consideration of $21.57 (the difference between $39.00 and the weighted average exercise price of $17.43 per share) in connection with the transaction; and (D) 2,979,636 shares of Oak Street Health common stock underlying outstanding RSUs (as defined herein) (including performance-based RSUs based on target level achievement).

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of March 3, 2023 based on the sum of (A) 244,008,928 outstanding shares of Oak Street Health common stock, which includes 5,393,257 shares of Oak Street Health common stock subject to outstanding awards of restricted stock; (B) Options to acquire 14,747,218 shares of Oak Street Health common stock entitled to receive the consideration of $17.73 (the difference between $39.00 and the weighted average exercise price of $21.27 per share) in connection with the transaction; (C) performance-based Options (based on maximum level achievement) to acquire 4,338,234 shares of Oak Street Health common stock entitled to receive the consideration of $21.57 (the difference between $39.00 and the weighted average exercise price of $17.43 per share) in connection with the transaction; and (D) 2,979,636 shares of Oak Street Health common stock underlying outstanding RSUs (including performance-based RSUs based on target level achievement).

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001102.